Exhibit 99.26

Sangui BioTech International, Inc.
10960 Ashton Avenue
Los Angeles, CA 90024

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Beese starts marketing activities for Sangui’s Chitoskin wound pads
Sangui starts to develop additional hemostatic wound pad

Witten, Germany, April 19, 2005 – Karl Beese GmbH & Co. of Barsbuttel, Germany, and SanguiBioTech GmbH, Witten, Germany, signed a contract regarding the distribution of Sangui’s Chitoskin wound pads.  Under the terms of this contract, Sangui will provide Beese with unsterilized pads produced by a subcontractor.  Beese will take care of sterilization, confectioning and packaging of the products which are to be sold to hospitals and other institutions with a particular demand for wound care products.  Marketing preparations are already underway.  Beese has been granted the exclusive right to market and distribute Chitoskin in the member countries of the European Union for five years.  Joint efforts will be made to identify partners for sales cooperations in those countries where Beese has no presence of its own.  For the Benelux countries a cooperation has been offered to BiologiQ, Appeldorn, The Netherlands.  Sangui will receive royalties per product sold.

Sangui has started to develop another wound pad with enhanced hemostatic properties based on the Chitoskin technology.  While the current Chitoskin product has specific advantages in the care of slowly healing and chronic wounds, the new product will be used with fresh, bleeding wounds.  It targets the defence procurement and civilian first aid markets.  As the production process will be almost identical with the processes which have already been certified for the Chitoskin pads, Sangui expects a smooth authorization.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.